Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Virco Mfg. Corporation of our report dated March 12, 2004, included in the 2003 Annual Report to Stockholders of Virco Mfg. Corporation.

Our audits also include the financial statement schedule of Virco Mfg. Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-65096, Form S-8 No. 333-32539, Form S-8 No. 333-51717 and Form
S-8 No. 333-74832) pertaining to the Virco Mfg. Corporation 1993 Stock Incentive Plan, the Virco Mfg. Corporation 1997 Stock Incentive Plan, the Virco Mfg. Corporation Employee Stock Ownership Plan, and the Virco Mfg. Corporation 401(K) Savings Plan, respectively, of our report dated March 12, 2004, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Virco Mfg. Corporation for the year ended January 31, 2004.

                                                           /s/ Ernst & Young LLP

Los Angeles, California
April 12, 2004